SUPPLY AGREEMENT

SUPPLY AGREEMENT (this “Agreement”) dated as of October 17, 2012 by and between [NAME OF BOLDFACE ENTITY] a Nevada corporation (“Client”) and STAR FUNDING, INC., a New York corporation (“Supplier”)

WITNESSETH:

WHEREAS, Client engages in the business of manufacturing and selling cosmetics and related products (collectively, together with any other goods Supplier may supply or provide financial accommodations for hereunder, “Goods”); that have been assembled prior to their acquisition by Client (“Pre-Assembled Goods”) and apparel and related products that have been assembled by Client (“Client-Assembled Goods”) and

WHEREAS, Supplier is willing, on the terms and subject to the conditions hereinafter set forth, to supply Goods to Client or provide financial accommodations to Client to enable it to purchase Goods;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

§ 1.  Accommodations Offered by Supplier.

(a)          On the terms and subject to the conditions set forth herein, Supplier may from time to time, at Client’s request but at Supplier’s sole discretion, take any one or more of the following actions (each, an “Accommodation”):

(i)  arrange to purchase Goods from such vendors as Client may recommend that are satisfactory to Supplier (the “Sellers”) and supply such Goods to Client against payment by Client on an open account basis;

(ii) cause one or more financial institutions (“Issuers”) to issue letters of credit (“Supplier Letters of Credit”) for its account in favor of one or more Sellers to support Supplier’s or Client’s payment obligations for Goods purchased from such Sellers;

(iii) make advances to Client in such amounts and on such terms as Supplier may determine in its sole discretion, for the purpose of financing Client’s acquisition of Goods and payment of the related Transaction Costs (as defined below); or

(iv)  arrange to purchase from one or more financial institutions designated by Client (“Document Lenders”) documents covering Goods ordered by Client (“Documents”) and sell such Documents and the Goods they cover to Client against payment by Client on an open account basis.

Supply Agreement (518 Apparel Group) (10508204)

(b)          Client intends to sell Goods supplied or financed by Supplier to Client’s customers (“Customers”) pursuant to written orders from the Customers (“Customer Orders”).

§ 2. Procedure for Requesting Accommodations.

(a)          Transaction Requests. If Client proposes to request that Supplier arrange to supply or finance the purchase of any Goods, Client shall: (i) notify Supplier of the proposed transaction (the “Transaction”) in writing; and (ii) furnish to Supplier: (A) a copy of the purchase order(s) proposed to be entered into by and between the Seller and Supplier or Client for the purchase of the Goods (the “Supplier Order(s)”); (B) copies of the corresponding Customer Orders that Client proposes to fill using the Goods (all of which shall be subject to confirmation by Supplier and shall allow for partial shipment and/or fulfillment if the Goods necessary to fill them are to be provided by more than one Seller), accompanied by such assignments (the “Assignments”) as Supplier may require and remittance in full of any deposits made by Customers in connection with such Customer Orders; (C) originals of any letters of credit supporting the Customer Orders (“Customer Letters of Credit”), which letters of credit must be issued or confirmed by domestic banks acceptable to Supplier, must be payable in U.S. Dollars at the New York counters of such domestic banks, and must be in form, substance and amount satisfactory to Supplier, together with evidence satisfactory to Supplier that such letters of credit have been amended as requested by Supplier in its sole discretion and have been transferred or assigned to Supplier, (D) a copy of any factoring agreement to which Client is party, which factoring agreement (the “Factoring Agreement”) shall be with a factor that is acceptable to Supplier (the “Factor”) and shall be in form and substance satisfactory to Supplier, together with an intercreditor agreement duly executed by Client and the Factor in form and substance satisfactory to Supplier (an “Intercreditor Agreement”), and evidence satisfactory to Supplier that the Factor has assumed all the credit risk with respect to the accounts receivable arising from the sale of the Goods or that such accounts receivable are supported by Customer Letters of Credit or other supporting obligations that are satisfactory to Supplier; (E) evidence satisfactory to Supplier that all filings and registrations (including without limitation UCC-1 Financing Statements, security agreements, chattel mortgages and claims of lien) necessary to perfect Supplier’s lien on and security interest in the Goods, any Customer Letters of Credit or other supporting obligations, all accounts receivable arising from the sale of the Goods, and Client’s rights under factoring agreements, and ensure that such lien and security interest continue to be the first and senior lien and security interest in such Goods (subject to any intercreditor agreement Supplier may execute) have been made in all public records Supplier deems necessary or appropriate; (F) a budget itemizing all costs related to such request (“Transaction Costs”) (including but not limited to: the invoice price of the Goods; shipping costs; freight costs; handling costs, insurance costs; customs and duties; taxes, storage charges; packaging costs; additional overhead costs and expenses; royalty payments, if any; and any other costs that may be incurred in connection with the sale of the Goods) and setting forth the estimated time to deliver the Goods to the Customer and the sale price of the Goods; (E) a detailed description of each freight forwarder, shipping company, customs broker, warehouse and other person or entity that will provide services relating to the shipping or storage of the Goods (each, a “Logistics Company”), together with a description of the shipping and storage arrangements in detail satisfactory to Supplier (the “Delivery Arrangements”) and triparty agreements in form and substance satisfactory to Supplier (“Triparty Agreements”), duly executed by each Logistics Company, (F) all documents specified on Exhibit “A” annexed hereto and incorporated herein by reference (other than documents that have been waived by Supplier), and (G) such other documents as Supplier may require in its sole discretion (all of the foregoing documents herein collectively called the “Transaction Documents”). Supplier shall in no event consider supplying or financing the acquisition of Goods in a Transaction that (i) requires Supplier or Client to make any payment to a Seller (whether directly, under a letter of credit or otherwise) before the Goods are finished and ready for shipment, (ii) requires Supplier to incur an obligation (whether absolute or contingent) to purchase such Goods or any exposure with respect to such purchase (whether by placing a purchase order, by issuing or causing the issuance of a letter of credit other than a Special Clause L/C, by allowing payment under a Special Clause L/C, by making an advance, or for any other reason) unless the Goods have been pre-sold to Customers that have been credit-approved by the Factor, (iii) involves Goods that are not segregated from Goods of Client that are not supplied or financed by Supplier in a manner satisfactory to Supplier, or identified to Supplier’s satisfaction as being the property of, or subject to a first lien in favor of, Supplier, or (iv) would cause the Supplier Exposure to exceed the amount specified in the proviso to Section 1(a).

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(b)          Supplier’s Discretion. Client agrees that Supplier is not and shall not be obligated to purchase or finance Goods or take any other action requested by Client pursuant to this Section, and acknowledges that Supplier may reject any such request for any reason (or no reason) in its sole discretion.

(c)          Accounts. Client shall provide such documents and take such action as Supplier may require from time to time to ensure that Client has the unconditional and irrevocable right to assign each Customer Order and the related Account (as hereinafter defined), including the right to receive all payments in connection therewith, to Supplier. Client hereby grants to Supplier the right and authorizes Supplier (but agrees that Supplier shall have no obligation) to ship all Goods supplied or financed by it directly to the Customer, invoice the sale of the Goods to the Customer and assign the Accounts arising therefrom to Factor on behalf of Client and in Client’s name. Client further agrees that such Accounts may be reassigned by any assignee. For the purposes of this Agreement, the term “Accounts” shall mean and include all accounts and all other obligations of Customers arising out of the sale and delivery of Goods pursuant to a Customer Order. All Accounts related to the Goods (and all invoices and other instruments and documents relating to such Accounts) shall (i) state that all payments in respect of the Accounts are to be made directly to (x) Supplier (in accordance with instructions to be provided by Supplier to Client and printed, stamped or otherwise indicated on the related invoices) if Client is not party to a Factoring Agreement or (y) to Factor, if Client is party to a Factoring Agreement, and (ii) if Supplier so requires, be covered by one or more policies in form and substance, and in amounts, that are satisfactory to Supplier, issued by insurance companies that are acceptable to Supplier.

(d)          Related Costs and Expenses. If all the Transaction Documents relating to a contemplated Transaction are in form and substance acceptable to Supplier in its sole discretion, Client may request Supplier to provide an Accommodation and Supplier may, in its sole discretion, do so if it is satisfied with all other matters relating to such Transaction. At Supplier’s option, Supplier in its sole discretion may pay any Transaction Costs relating to such Transaction. Any amounts paid by Supplier in respect of the purchase price of the Goods, Transaction Costs and any and all other charges or expenses including, but not limited to any and all filing fees, costs of collection, legal fees, royalty payments and any and all other expenses, charges and fees incurred by Supplier to protect its title or interest in and to the Goods, any and all charges, commissions, fees, costs and expenses provided for in this Agreement and in any of the other Supplier Documents (as defined below) shall be paid to Supplier by Client upon demand.

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(e)          No Assumption of Obligations. Client confirms and acknowledges that, notwithstanding anything to the contrary contained in this Agreement or any other document, Supplier has not assumed and will not assume or be or become liable for any of the obligations of Client to any Customer, Seller, Logistics Company, factor, credit insurance issuer or other person or entity, under any Transaction Document or otherwise, and Client shall remain fully liable for the performance of all such obligations. The assignment herein of the Customer Orders is executed only as security for the obligations of Client to Supplier; the execution and delivery of this Agreement shall not subject Supplier to, or in any way affect or modify the liability of Client under, any Customer Orders.

(f)          Title to Goods. Client acknowledges and agrees that Supplier shall hold good and marketable title to all Goods purchased or financed pursuant to Sections 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) by Supplier from a Seller at Client’s request or covered by Documents purchased by Supplier from a Document Lender at Client’s request, free and clear of any liens, encumbrances, claims and adverse interests of Client or any person or entity claiming through Client, other than, in the case of Goods owned by Client and financed by Supplier hereunder, liens securing the promissory notes described in Exhibit B hereto, which liens shall be subordinated at all times to the liens and security interests of Supplier therein on terms and conditions satisfactory to Supplier (“Permitted Liens”). Client hereby expressly waives and releases, and expressly agrees that it will defend Supplier’s interest in the Goods and it will not assert, or permit any other person or entity to assert, any liens, encumbrances, claims or adverse interests in any Goods, other than the Permitted Liens.

(g)          Delivery Arrangements. No Goods shall be shipped unless Supplier is satisfied with the Delivery Arrangements and approves them in writing. Unless Supplier otherwise directs in its sole discretion, the Delivery Arrangements shall provide that all Goods purchased or financed hereunder shall be handled by Logistics Companies that are acceptable to Supplier in its sole discretion and have executed and delivered Triparty Agreements and shall be shipped (at Supplier’s option in its sole discretion) directly to Client, Customer, Supplier, or a warehouse that is acceptable to Supplier. Supplier shall have no obligation to use, and Client shall not use, any Logistics Company that has not been approved in writing by Supplier.

(h)          Shipping Location and Charges.

(i)          Supplier retains the right at any and all times to ship Goods purchased or financed by it hereunder to any location designated by Supplier, and Client hereby agrees to accept the Goods at such location. Without limiting the generality of the foregoing, Supplier may ship the Goods directly to the Customer in Client’s name or its own name.

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(ii)         Client shall pay all shipping charges related to the Transactions. At Supplier’s option, Client shall pay the shipping charges by: (a) prepaying such charges and providing evidence of same to Supplier; or (b) paying to Supplier, upon the execution and delivery of this Agreement and on Supplier’s demand from time to time thereafter, an amount sufficient in Supplier’s judgment to cover shipping charges relating to a request by Client for Goods, to be held in escrow by Supplier for payment against the shipping invoices; or (c) paying Supplier upon Supplier’s demand.

(i)          Invoices. Client shall issue, at Supplier’s request and at Supplier’s option as Supplier’s agent, invoices pursuant to the Customer Orders in such form as Supplier may in its sole discretion direct.

(j)          Supplier Letters of Credit. Client hereby agrees to reimburse Supplier immediately upon demand for any payment (including without limitation in respect of reimbursement, fees and charges) made or required to be made by Supplier to an Issuer in respect of a Supplier Letter of Credit issued by it. The obligation of Client to reimburse Supplier for payments under or in respect of Supplier Letters of Credit shall be unconditional and irrevocable and shall be paid under all circumstances including without limitation any of the following circumstances: (i) any lack of validity or enforceability of any Supplier Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Client or Supplier may have at any time against a beneficiary or any transferee of any Supplier Letter of Credit (or any person or entity for whom any such transferee may be acting), or any other person or entity; (iii) any draft or other document presented under any Supplier Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the applicable Issuer under any Supplier Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Supplier Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Client; (vi) any breach of this Agreement or any related instrument or document by any party thereto; or (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. As between Client and Supplier, Client assumes all risks of the acts and omissions of, or misuse of any Supplier Letters of Credit by the respective beneficiaries of such Supplier Letters of Credit. In furtherance and not in limitation of the foregoing, Supplier shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Supplier Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Supplier Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Supplier Letter of Credit to comply fully with any conditions required in order to draw upon such Supplier Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Supplier Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Supplier Letter of Credit of the proceeds of any drawing under such Supplier Letter of Credit; or (viii) any consequences arising from causes beyond the control of Supplier, and none of the above shall affect or impair, or prevent the vesting of, any of Supplier’s rights or powers hereunder.

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§ 3. Inspection of Goods. Supplier, in its sole discretion, may arrange for a pre-shipment inspection of the Goods by an inspection company of its choice, or require Client to cause the Goods to be inspected by an independent quality control agency chosen by Client and approved by Supplier before Supplier pays for such Goods or for the Documents that cover such Goods or makes an advance or permits a drawing under a Supplier Letter of Credit that allows Client to pay for such Goods or related Documents. Supplier may consider waiving the requirement of an independent pre-shipment inspection of Goods by a third party if the Customer with respect to such Goods (i) nominates an independent inspector satisfactory to Supplier, in its sole discretion, or (ii) takes responsibility in writing for inspecting such Goods. A representative of Supplier or any individual designated by Supplier shall have access to inspect all Goods purchased or financed by Supplier hereunder at any and all times until they are delivered to Customer. Client shall pay all costs and fees incurred by Supplier in connection with the inspection and examination of such Goods immediately upon demand by Supplier.

§ 4.  Purchase Price, Fees and Charges.

(a)          Purchase Price. In the event that Client requests that Supplier purchase or finance Goods pursuant to the terms hereunder, Client shall purchase such Goods from Supplier for a purchase price (or other compensation pursuant to this Section 4(a)) (collectively, the “Purchase Price”) equal to the sum (without duplication) of (i) the total amount paid or to be paid by Supplier to Seller for the Goods, or the total amount paid or to be paid by Supplier to a Document Lender for Documents covering the Goods, plus (ii) the aggregate amount of Supplier’s obligations, whether absolute or contingent, under or in respect of any related Supplier Letters of Credit, plus (iii) all related Transaction Costs, bank fees and charges and inspection costs, plus (iv) all other amounts advanced by Supplier to Client or to a third party for Client’s benefit, plus (v) all other charges, costs, fees and expenses provided for in this Agreement (the sum of the amounts specified in clauses (i), (ii), (iii), (iv), and (v) above being herein referred to as the “Expenses”), plus (vi) the Margin. For this purpose, the term “Margin” means (x) with respect to each request by Client for Supplier to supply components to be used in assembling any Client-Assembled Goods under this Agreement for resale as such, an amount equal to 5.00% of the total amount of such Expenses for each 30-day period (or portion thereof) commencing on the earliest Supplier Acquisition Date (as defined below) with respect to such Goods until the date on which all of such Expenses have been paid in full in cash under this Agreement; provided, however, that if the aggregate amount of Expenses paid by us during any Contract Year (as defined below) exceeds $5,000,000 in the aggregate, the Margin for that portion of the Expenses that exceeds $5,000,000 shall be reduced to 4.50% and (y) with respect to each request by Client for Supplier to supply Pre-Assembled Goods under this Agreement for resale as such, an amount equal to the sum of (A) 2.00% of the total amount of such Expenses for the 30-day period (or portion thereof) (the “Initial Period”) commencing on the earliest Supplier Acquisition Date (as defined below) with respect to such Goods, plus (B) 1.00% of the aggregate outstanding principal amount of such Expenses for each subsequent 15-day period (or portion thereof) (each “Subsequent Period”) until the date on which all of such Expenses have been paid in full in cash under this Agreement; provided however, if the aggregate amount of Expenses paid by us during any Contract Year exceeds $5,000,000 in the aggregate, the Margin for that portion of the Expenses that exceeds $5,000,000 shall be reduced to 1.75% for the Initial Period and .875% for each Subsequent Period. For purposes of this Agreement, (a) the term “Supplier Acquisition Date” means, with respect to any Goods, the date on which Supplier first incurs an obligation (whether absolute or contingent) to purchase such Goods or any exposure with respect to such purchase (whether by placing a purchase order, by issuing or causing the issuance of a letter of credit, by making an advance, or for any other reason) and (b) the term “Contract Year” means each twelve-month period commencing on the date of this Agreement or any anniversary thereof. The Purchase Price, and all other obligations of Client to Supplier, shall be paid by Client to Supplier immediately upon demand.

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(b)          Letter of Credit Fees. In the event that Supplier obtains a Supplier Letter of Credit, Client shall pay to Supplier (i) a fee equal to 0.25% of the face amount of such Supplier Letter of Credit for each 60-day period (or portion thereof) such Supplier Letter of Credit remains outstanding, (ii) a fee equal to 0.25% of the face amount of such Supplier Letter of Credit, payable on any date on which it is renewed, extended or cancelled, (iii) a fee equal to 0.25% of the face amount of each draft presented under such Supplier Letter of Credit, payable on the date such draft is presented to the Issuer thereof, and (iv) any additional fees, charges, costs, expenses or other amounts charged by the Issuer thereof.

(c)          Maximum Amount. Notwithstanding any provision to the contrary contained herein, if a court of competent jurisdiction should deem any portion of the Purchase Price or any commissions, costs, fees or charges provided for in this Agreement to be interest and such interest is deemed by such court to be in excess of the maximum contract rate permitted by the applicable usury law, the provisions of this subsection (e) shall govern and control and neither Client nor Guarantor (as hereinafter defined) shall be liable to pay the amount of such interest to the extent that it is in excess of the maximum interest rate permitted by law, any such excess which may have been received by Supplier shall be either applied against the then unpaid obligations of Client to Supplier (other than any such obligations that are deemed to be excessive interest as aforesaid) or at Supplier’s option refunded to Client, and any portion of the Purchase Price or any commissions, costs, fees or charges deemed to be interest by such court shall be automatically reduced to the maximum interest rate allowed by law.

§ 5. Sale of Goods. Client shall deliver Goods to each Customer in accordance with (i) its customary business practice; (ii) the terms and conditions of the relevant Customer Order; (iii) the terms and conditions of any Triparty Agreement; and (iv) the terms and conditions of this Agreement. In the event that Supplier delivers or arranges for the delivery of Goods directly to a Customer, then simultaneously with such delivery Supplier shall, under the following terms and conditions, sell such Goods to Client to allow Client to deliver the Goods pursuant to the Customer Order.

(a)          Accounts. Client represents and warrants with respect to all Accounts that (A) each such Account will: (i) cover a bona fide sale and delivery of merchandise usually dealt in or sold by Client or the rendition of services to customers in the ordinary course of Client’s business; (ii) cover merchandise or services which have been received and will be accepted by the respective Customer without dispute or claim of any kind or nature; (iii) not represent a consignment, “guaranteed return” or other type of conditional sale; (iv) be for a liquidated amount maturing as stated in the respective invoice covering said sale and Client’s assignment thereof to Supplier or Factor; (v) be absolutely enforceable against the respective Customer free and clear of any condition, offset, deduction, counterclaim, lien or encumbrance except Permitted Liens and liens in favor of Factor; and (B) at the time of assignment of each such Account Client shall not be aware of anything detrimental to the relevant Customer’s credit. Client hereby represents that it will not re-date any sale or invoice without Supplier’s prior written approval.

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(b)          Supplier Payments. Except as otherwise provided in the Factoring Agreement, if any, Client will cause each Customer to pay all amounts generated from all Accounts directly to Supplier. Any payment to which Supplier is entitled with respect to any sale of Goods is herein referred to as a “Supplier Payment”.

(c)          Supplier’s Property. Except as otherwise provided in the Factoring Agreement, if any, all Accounts shall remain the sole property of Supplier unless and until all Supplier Payments have been paid in full to Supplier.

(d)          Turnover of Payments; Deficiency Except as otherwise provided in the Factoring Agreement, if any, any amount received by Client in connection with the sale of Goods shall be immediately turned over to Supplier in the form received and paid directly to Supplier. Client shall not factor, assign or grant any security interest in any accounts receivable to any person or entity other than Star Funding, Inc., unless (i) Client shall have obtained the prior written consent of Supplier and (ii) Client shall have delivered to Supplier an intercreditor agreement in form and substance satisfactory to Supplier, duly executed by Client and such person or entity. Client hereby expressly grants Supplier the right to set off any amount owed by Client to Supplier against any amount otherwise due Client under this Agreement or otherwise, and Client shall remain liable to Supplier at all times for any deficiency with respect thereto. If for any reason Supplier does not receive an amount in connection with the sale of Goods sufficient to reimburse or pay Supplier in full for all amounts owing under this Agreement or any other Supplier Document, Client shall pay to Supplier on demand the amount of any deficiency.

(e)          Sale to Customer. Provided all of the foregoing terms and conditions are satisfied with respect to any shipment of Goods and Client provides Supplier with (i) a copy of the invoice to Customer acceptable to Supplier in its sole discretion, (ii) proof of assignment of the Accounts to Supplier (or Factor, if the Accounts are being factored under the Factoring Agreement) satisfactory to Supplier in its sole discretion, (iii) receipt of the shipping documents evidencing the shipment of the Goods to the Customer satisfactory to Supplier in its sole discretion, (iv) if required by Supplier in its sole discretion, an inspection certification by Customer’s representative stating that the Goods meet the specifications of the Customer Order, and (v) any and all other documents Supplier in its sole discretion may request, Supplier shall simultaneously therewith sell the Goods to Client. In order to ensure Client’s compliance with this Section a representative of Supplier may be present when the Goods are shipped to the Customer.

§ 6.  Application of Payments. All payments received by Supplier with respect to any Transaction will be applied by Supplier to the payment in full of Client’s obligations to it hereunder in such order and manner as it may determine in its sole discretion. So long as no event of default shall have occurred and be continuing, any amounts remaining after such payment in full shall be remitted to Client or as required by a court of competent jurisdiction.

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§ 7.  Custody of Goods; Security Interest.

(a)          Custody. At all times during which a Logistics Company has possession of or control over Goods and until such Goods are sold to Client pursuant to § 5, Client shall cause the Logistics Company to (i) hold such Goods as the bailee and agent of Supplier; (ii) segregate such Goods from any other goods owned by Client or any other person; (iii) clearly and conspicuously mark or otherwise identify such Goods as owned by Supplier; (iv) issue warehouse receipts and other documents, in form and substance satisfactory to Supplier, showing Supplier’s ownership of such Goods; and (v) exercise prudent care in holding such Goods. Client shall remain solely liable for all warehousing, processing and manufacturing charges and shall provide Supplier with proof of payment of such charges within three (3) days before the date payment is due. Client shall also (A) procure and maintain, at its own expense, adequate insurance covering such Goods, naming Supplier as additional insured and loss payee and (B) maintain a perpetual inventory of such Goods, which shall be subject to examination and verification by Supplier at any time.

(b)          Security Interest. As collateral security for all of Client’s indebtedness and obligations to Supplier, whether matured or unmatured, absolute or contingent, now existing or hereafter arising (including, without limitation, under indemnity or reimbursement agreements or by subrogation), and howsoever acquired by Supplier, whether arising directly between Client and Supplier or acquired by Supplier by assignment, including, without limitation, all obligations of Client to Supplier hereunder and under all other Supplier Documents, Client hereby irrevocably assigns and transfers to Supplier, and grants Supplier a security interest in, all of Client’s personal property and fixtures, whether now owned or hereafter acquired, whether now existing or hereafter created, and wherever located, including without limitation all of Client’s rights, title and interests in and to the following types of property: (i) accounts; (ii) cash and currency; (iii) chattel paper; (iv) contracts and contract rights, including without limitation all rights, title and interests in, to and under any and all factoring agreements, including without limitation the Factoring Agreement, (v) registered United States copyrights, all registrations and recordings thereof, and all applications in connection therewith (including, without limitation, registrations, recordings and applications in the United States Copyright Office), all renewals thereof and all licenses with respect thereto, (vi) deposit accounts; (vii) documents; (viii) equipment; (ix) financial assets; (x) fixtures; (xi) general intangibles; (xii) goods; (xiii) instruments; (xiv) inventory; (xv) investment property; (xvi) letter-of-credit rights; (xvii) letters patent of the United States or any other country and all reissues and extensions thereof, applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and agreements, whether written or oral, providing for the grant by or to you of any right to manufacture, use or sell any invention covered by a letter patent; (xviii) securities accounts and securities entitlements; (xix) software; (xx) supporting obligations; (xxi) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, all renewals thereof, and all agreements, written or oral, providing for the grant by or to you of any right to use any such name, style, mark, logo or other source or business identifier; (xxii) other personal property of whatever type, (xxiii) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) pertaining to any of the foregoing, and (xxiv) all accessions and all proceeds and products of any and all of the foregoing.

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(c)          Meaning of Terms. Any terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the State of New York and are not otherwise defined herein shall be used herein with the meanings given to them in the Uniform Commercial Code. All of the collateral described in Sections 7(a) and 7(b) is collectively defined as “Collateral.”

(d)          Notices and Suits. Client shall notify Supplier promptly of any matters affecting the value, collectability or enforceability of any letter of credit (including without limitation any Customer Letter of Credit) or Account and of any dispute with any Customer and of any condition, offset, deduction, defense, counterclaim, return or rejection by any Customer. Client hereby grants Supplier the power to bring suit in the name of Supplier or Client and exercise all other rights as owner of such Accounts, including, but not limited to, the rights to extend the time of payment, settle, compromise or release, in whole or in part, any amounts owing with regard to the Goods. Supplier shall not have any liability with respect to the Accounts.

(e)   Financing Statements. Client shall execute and deliver for filing and/or recording, at its own cost and expense, any financing statements or other documents requested by Supplier to perfect Supplier’s security interest in and lien on the Collateral, or to confirm Supplier’s ownership of the Goods, Customer Orders and Accounts, and Client hereby expressly authorizes Supplier to file any such financing statements without the signature of Client.

(f)          Other Liens; Remedies. Client represents and warrants that there are no security interests, liens, claims, judgments or encumbrances of any kind or nature on the Goods and the Accounts resulting therefrom, other than Permitted Liens and security interests in favor of Supplier and in favor of the Factor. Supplier shall have with respect to the Collateral all of the rights and remedies allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which any of the Collateral may be located, and in addition any and all rights set forth in this Agreement or any other Supplier Document.

(g)          Power of Attorney. Client authorizes Supplier and does hereby make, constitute and appoint Supplier and any officer, employee or agent of Supplier with full power of substitution as Client’s true and lawful attorney-in-fact with power in its own name or in the name of Client, to sign, endorse and present any notes, checks, drafts, money orders or other instruments of payment (including payments under or in respect of any policy of insurance) in respect of the Goods and Collateral that may come into the possession of Supplier; to sign, endorse and present any documents relating to the Goods or the Collateral, including without limitation any and all drafts, invoices and other documents required to draw down under Customer Letters of Credit; to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or that are threatened against the Collateral; to grant, collect, receipt for, compromise, settle and sue for monies in respect of the Collateral; to issue instructions, including payment instructions, to the Factor under or pursuant to the Factoring Agreement and the Intercreditor Agreement; and, generally, to do at Supplier’s option and at Client’s expense, at any time, and from time to time, all acts and things which Supplier deems necessary to protect, preserve and realize upon the Collateral and Supplier’s security interests therein in order to effect the intent of this Agreement, as fully and effectually as Client might or could do; and Client hereby ratifies all that said attorney shall do or cause to be done by virtue hereof. THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE FOR AS LONG AS ANY OF CLIENT’S OBLIGATIONS HEREUNDER SHALL BE OUTSTANDING. Client agrees that Client shall pay to Supplier upon demand any fees, costs and expenses incurred by Supplier pursuant to the foregoing authorization.

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§ 8. Guarantee and Subordination Agreement. Nicole Ostoya, Robin Coe-Hutshing and Ashumi Kothary (the “Validity Guarantors”), shall execute and deliver Validity Guarantees in form and substance satisfactory to Supplier (the “Validity Guarantees”). The Guarantor and each other officer or shareholder of Client will subordinate any claims he or she may have against Client or any of its assets to the claims of Supplier against Client and its assets on such terms and conditions as Supplier may require, pursuant to subordination agreements satisfactory in form and substance to Supplier (the “Subordination Agreements”).

§ 9.  Books and Records. Client shall maintain complete books and records in a manner reasonably satisfactory to Supplier and shall ensure that to the extent requested by Supplier its books and records accurately reflect Supplier’s interest in the Collateral. Supplier, its employees, agents, accountants and attorneys shall have access, at Client’s sole cost and expense, to all of Client’s books and records and to any of the offices, inventory locations and other facilities of Client for the purpose of inspection and to make extracts from such books and records, to examine Client’s inventory, to conduct field examinations with respect to Client’s assets, to verify the adequacy of Client’s accounting system, including periodic inventory reporting, to spot test purchase orders, accounts receivable, accounts payable, inventory, and cash disbursements and receipts, to verify payroll taxes, to confirm that all tax payments are current, to perform or review bank reconciliations, to evaluate Client’s bookkeeping and financial staff, and to discuss Client’s affairs, inventory and accounts with its officers and accountants upon prior reasonable notice, at all reasonable times and as often as Supplier may require during business hours (or at any time of day without notice after the occurrence and during the continuance of an Event of Default).

§ 10. Provision of Information. Client shall provide Supplier with the information set forth on Exhibit “A” annexed hereto and any other information Supplier may request, including but not limited to trade, legal, accounting and banking references, financial statements and state, federal, and other tax returns and a completed Client application which shall become an integral part of this Agreement. Client shall conduct such due diligence with respect to its Customers, Sellers and other suppliers as is customary for similarly situated companies engaged in a similar business, and shall provide Supplier with any material information of which it gains knowledge promptly after it gains knowledge thereof. Client shall (a) provide to Supplier, concurrently with the delivery thereof to Factor, copies of any account schedules and assignments delivered by it to Factor, together with copies of all invoices listed therein, (b) deliver to Supplier immediately upon receipt copies of all periodic statements received by Client from time to time from Factor (and shall instruct Factor to deliver copies of such statements directly to Supplier), and (c) authorize and direct Factor to give Supplier access to any online account information system Factor maintains with respect to Client’s account with Factor.

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§ 11.  Notice of Default. The Client hereby agrees to deliver to Supplier, within three (3) business days after the occurrence thereof, written notice of the occurrence of any event which constitutes, or which with notice or lapse of time, or both, would constitute an Event of Default (as defined below).

§ 12.  Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to Supplier as follows:

(a)          Client is a corporation duly organized and validly existing in good standing under the laws of the of its jurisdiction of organization specified in the preamble hereto and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such business is now being conducted. Client is duly qualified, licensed or authorized to transact business as a foreign corporation and is in good standing in any jurisdiction where such qualification, license or authorization is required under applicable law in light of the location or character of Client’s properties and operation of its business, except where failure to be so qualified, licensed, authorized or in good standing could not reasonably be expected to materially adverse effect on the business, results of operations, financial condition, assets, liabilities or prospects of Client, Client’s ability to perform any of its obligations under the Supplier Documents, the rights, interests, liens and remedies of the Supplier under any of the Supplier Documents or the legality, validity or enforceability of any of the Supplier Documents.

(b)          Client has full corporate power and authority to execute and deliver this Agreement, the Factoring Agreement, all Transaction Documents and all other agreements and instruments relating hereto or thereto (collectively, the “Supplier Documents”) and to assume and perform its obligations hereunder and thereunder. The execution and delivery of the Supplier Documents by Client and the performance of its obligations hereunder and thereunder have been duly authorized by all required corporate action on the part of Client. The Supplier Documents have been duly executed and delivered by Client and are legally valid and binding obligations of Client and enforceable against Client in accordance with their terms. The execution and delivery of the Supplier Documents by Client does not, and the performance of its obligations hereunder and thereunder will not, violate any provision of Client’s Certificate of Incorporation or Bylaws or any law, rule, regulation or order applicable to Client. The execution, delivery and performance of the Supplier Documents will not violate any agreement or instrument to which Client is a party.

(c)          Client is not in default under any material contract to which it is a party.

(d)          At the time Supplier provides any Accommodation to Client with respect to any Goods, such Goods shall not be subject to any security interest or other lien, claim, charge or encumbrance of any person or entity other than Supplier and Factor, except for Permitted Liens and Client’s right to purchase such Goods pursuant to § 5.

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(e)           No consent, order or approval of, or filing with, any court, tribunal, governmental body or agency, or other person or entity, is required in connection with Client’s execution, delivery or performance of the Supplier Documents.

(f)          There are no judgments outstanding against Client and there are no actions or proceedings before any court or administrative agency pending or to the knowledge of Client threatened against Client.

(g)          Client has no indebtedness outstanding to any party except: (i) current accounts payable arising in the ordinary course of its business; (ii) the indebtedness listed in the most recent balance sheet of Client submitted to Supplier prior to its execution of this Agreement; and (iii) the indebtedness of Client set forth on Exhibit “B” annexed hereto, which is subordinated to Client’s indebtedness to Supplier hereunder and under the other Supplier Documents on terms and conditions satisfactory to Supplier (the “Subordinated Debt”).

(h)          Client has (and shall at all relevant times have) full right, power and authority to assign its rights and interests under Customer Orders to Supplier and Factor, all consents required in connection with the assignment of its rights and interests thereunder and the execution, delivery and performance of the Supply Agreement, the Factoring Agreement and all other Supplier Documents have been obtained, and such assignment, execution, deliver and performance does not constitute a breach or violation of, or a default under, any contract or agreement between Client and any of its Customers. Client has not assigned, pledged or encumbered any of its rights or interests under any Customer Order submitted to Supplier hereunder or any contract under which such order is issued, except to Factor pursuant to the Factoring Agreement, to Supplier pursuant hereto and to the holders of the Subordinated Debt. Client shall not sell, assign, transfer, pledge or encumber any of its rights or interests under any Customer Order submitted to Supplier hereunder or any contract or agreement under which such Customer Order is issued to any person or entity other than Supplier or Factor.

(i)          Client shall (i) observe and perform, or cause to be observed and performed, in a timely manner, each and every material term, covenant and condition of each Customer Order submitted to Supplier hereunder and each contract or agreement under which such Customer Order is issued, (ii) notify Supplier promptly of any notice of default Client may send or receive with respect to any such Customer Order, contract or agreement, (iii) notify Supplier promptly of any notice of cancellation or termination Client may send or receive with respect to any such Customer Order, contract or agreement, (iv) notify Supplier promptly of any amendment or modification to any such Customer Order, contract or agreement, and (v) not agree to any such amendment or modification that adversely affects Supplier, without obtaining Supplier’s prior written consent.

(j)          Client shall not (x) incur any indebtedness for borrowed money or (y) assume, guarantee, endorse, contingently agree to purchase or otherwise become liable (contingently or otherwise) upon the obligation of any of its officers, directors, shareholders or other affiliates.

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§ 13.  Events of Default and Remedies. (a) Any one or more of the following events shall constitute an Event of Default under this Agreement (each an “Event of Default”):

(i)  Client shall fail to make any payment under this Agreement or under any of the Supplier Documents (including, without limitation, any mandatory prepayment) when due or when demanded by Supplier under this Agreement or under any other Supplier Document or under any other document delivered to Supplier by or on behalf of Client.

(ii)  Client or Guarantor shall default in the performance or observance of any term or covenant contained in this Agreement or under any other Supplier Document, or under any other document delivered to Supplier by or on behalf of Client.

(iii)  Any representation or warranty made by or on behalf of Client or Guarantor in this Agreement, any other Supplier Document or in any other certificate, agreement, instrument or document delivered to Supplier by or on behalf of Client or Guarantor at any time proves to have been incorrect when made in any respect.

(iv) An event of default or default shall occur under any other agreement, document or instrument executed and delivered to Supplier by Client or on behalf of Client.

(v)  Client or Guarantor shall default in the payment of any indebtedness for borrowed money (including any such indebtedness in the nature of a lease) or shall default in the performance or observance of the terms or conditions of any instrument pursuant to which such indebtedness is outstanding, or any other event shall occur, the result of which is to cause, or to permit the holder(s) thereof to cause, the same to become due prior to its stated maturity (whether or not such default is waived by the holder(s) thereof).

(vi)  Any change in the condition or affairs (financial or otherwise) of Client, Guarantor or any Customer shall occur which, in the sole discretion of Supplier, materially increases the risk with respect to the payment of any amounts due Supplier under this Agreement or under any other Supplier Document or under any other document delivered to Supplier by or on behalf of Client.

(vii)  Client or Guarantor shall become insolvent, make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, admit in writing its respective inability to pay its debts as they mature, petition or apply for, consent to, or acquiesce in the appointment of a trustee or receiver for itself or for any part of its respective property; or any other bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be instituted by or against Client or Guarantor and, in the case of any such involuntary proceeding instituted against Client or Guarantor, it shall continue undismissed for 60 days or an order or decree approving or ordering any of the relief requested in such proceeding shall be entered; or any judgment, writ of attachment or execution or any similar process shall be issued or levied against any part of the property of Client or of Guarantor.

(viii)  Any of the Sellers of Goods shall not deliver such Goods in accordance with the terms of the relevant purchase orders.

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(ix) Any Customer purchasing Goods shall cancel an order and such order is not replaced with another customer order acceptable to Supplier in its sole discretion within five (5) days of cancellation of the original order and Client does not purchase the Goods from Supplier within five (5) days of cancellation of the original order.

(x)  Any Customer Letter of Credit issuer shall fail or refuse, for any reason, to amend or extend or make payment upon demand of any letter of credit or guarantee opened by it for the Customer’s account.

(xi)  Client shall incur any indebtedness for borrowed money subsequent to the date hereof to which Supplier has not consented in writing, other than (1) indebtedness to Factor pursuant to the Factoring Agreement and (2) indebtedness that is subordinated to Client’s obligations to Supplier and Factor hereunder, under the Factoring Agreement and under all related instruments and documents on terms and conditions satisfactory to Supplier, so long as Client has given Supplier at least 60 days’ prior written notice of its intention to incur such indebtedness.

(xii) Supplier or Supplier’s representative, or any Customer or Customer’s representative, shall inspect any Goods and find them not to comply with the relevant Customer Order specifications, or any Goods shall fail to pass such inspection for any reason.

(xiii) Client shall fail to conform with and meet the manufacturing, processing or delivery schedule provided by Client to Supplier in the budget or set forth in any Customer Order.

(xiv)  Supplier shall feel insecure that the Goods will be manufactured or processed to the specifications of the relevant Customer Order as to quality or quantity or timeliness of completion of manufacturing or processing or otherwise.

(xv)  Client shall fail to execute and deliver or cause to be executed and delivered to Supplier any document, certificate or instrument requested by Supplier in its sole discretion in form and substance acceptable to Supplier in its sole discretion.

(xvi)  There shall be a defect in Client’s title to any of the Collateral.

(xvii)  The security interest granted to Supplier under this Agreement or any other Supplier Document shall for any reason other than by or through the conduct of Supplier, cease to be valid or become impaired.

(xviii)  Supplier’s ownership rights to any Goods purchased by it from a Seller or covered by Documents purchased by it from a Document Lender shall be threatened or challenged.

(xix) Client shall breach any provision of the Factoring Agreement or the Intercreditor Agreement or any default or event of default (however designated) shall occur thereunder or under any related agreement.

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(b)          Remedies. Upon the occurrence and during the continuation of an Event of Default, Supplier may without notice or demand to Client or Guarantor: (i) terminate its obligations hereunder; (ii) sell any or all of the Goods in any manner in which it may choose; (iii) demand that Client assemble the Collateral or cause it to be assembled at such place or places as Supplier may designate by written notice; (iv) take any action available to a secured party under the Uniform Commercial Code; (v) pursue any available legal or equitable remedy; (vi) exercise any or all of its rights and remedies under this Agreement or under any Supplier Document, or under any other document or agreement executed by or on behalf of Client and delivered to Supplier; (vii) declare all amounts owed hereunder to Supplier immediately due and payable (and upon the occurrence of an Event of Default described in Section 13(a)(vii) above, all such amounts shall automatically and immediately become due and payable without any notice from or other action on the part of Supplier); and (viii) instruct the Factor to remit directly to Supplier in accordance with its payment instructions any and all amounts then or at any time thereafter due to Client under or pursuant to the Factoring Agreement or any related agreement. Supplier may exercise any and all rights and remedies granted herein, in the Supplier Documents, allowed by law, including but not limited to, the rights and remedies of a secured party under the Uniform Commercial Code, and each and every right and remedy granted to Supplier herein or in the Supplier Documents or allowed by law shall be cumulative and not exclusive of one of the other rights and remedies and may be exercised by Supplier at any time and from time to time as often as may be necessary.

§ 14.  Insurance. Client shall keep and maintain all Goods insured against loss, damage or liability from such risks as are customarily insured against by similar businesses (including without limitation cargo insurance) and as it may be required by any Customer for the full insurable value thereof, and shall maintain liability insurance policies in such amounts and covering such risks as are ordinarily insured against by other owners in similar businesses (including without limitation product liability insurance), with companies acceptable to Supplier in its sole discretion and under policies in form and substance acceptable to Supplier in its sole discretion. All property and casualty policies, and all credit insurance policies, shall contain a loss payable endorsement in form satisfactory to Supplier, naming Supplier as loss payee thereof, and containing a waiver of warranties, and all proceeds payable thereunder shall be payable to the Supplier to be applied to Client’s obligations to it hereunder. All liability policies shall name Supplier as additional insured. Any credit insurance policies maintained by Client with respect to any Accounts shall contain a loss payable endorsement in form satisfactory to Supplier, naming Supplier as loss payee thereof, and all proceeds payable thereunder shall be payable to the Supplier to be applied to Client’s obligations to it hereunder and under the Factoring Agreement. In addition, all of Client’s insurance policies shall provide that Supplier shall (i) be given at least thirty (30) days’ prior written notice of any amendment, modification or cancellation thereof, and (ii) have the option, but not the obligation, to pay the premiums to continue such insurance in effect or obtain like coverage and any and all costs and amounts paid by Supplier to continue such insurance or obtain like coverage shall be paid by Client to Supplier upon demand. Client shall pay when due all premiums on the foregoing insurance policies, shall ensure that such policies remain in full force and effect at all times, and shall deliver to Supplier certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Client hereby appoints Supplier as its attorney-in-fact to make, adjust, collect and/or settle any claim under an insurance policy insuring such Goods.

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§ 15.  Indemnification and Expenses.

(a)          Client shall pay on demand, whether or not any of the transactions contemplated hereby shall be consummated, (i) the disbursements and reasonable fees of counsel for Supplier in connection with the preparation of this Agreement and the other Supplier Documents and the transactions contemplated hereby and thereby and any amendment or modification hereof or thereof, (ii) all recording and release taxes, appraisal fees, transfer, documentary, stamp and similar taxes, title and lien search, filing and recording fees, corporate search fees, insurance fees, duplicating costs, escrow agent fees and other fees, charges, and other expenses at any time incurred by Supplier or otherwise payable in respect of this Agreement, any other Supplier Document, any Goods, any Transactions, the Collateral, the incurrence of the obligations hereunder or under any other Supplier Document or the grant of liens and security interests to Supplier pursuant hereto or thereto or the perfection thereof, (iii) all internal charges and out-of-pocket expenses incurred by Supplier in connection with the performance of any inspections, field examinations or audits performed by it or any of its agents or representatives with respect to Client, its books and records, or any of its assets, and (iv) all expenses incurred by Supplier in connection with the enforcement of any rights or remedies hereunder or under any other Supplier Document, including without limitation costs of collection and attorneys’ fees and out-of-pocket expenses.

(b)          Client shall indemnify Supplier and each of its directors, officers, employees, attorneys, agents and affiliates against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Supplier Documents, the Transactions, and any and all other transactions related hereto or thereto or consummated in connection herewith or therewith.

(c)          Amounts payable by Client pursuant to this Section shall accrue interest at a rate per annum equal to the sum of (i) prime rate of JPMorgan Chase Bank (the “Bank”), as amended by the Bank from time to time, plus (ii) 4% if not paid in full within one business day after demand therefor by Supplier. The covenants contained in this Section shall survive the repayment of Client’s other obligations hereunder.

§ 16. Limitation on Supplier’s Liability. (a) SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE WITH RESPECT TO ANY GOODS OR SERVICES. Supplier has no liability or responsibility to Client or any other person with respect to: (i) the conformity of any Goods purchased by Client to satisfy the Customer’s Orders; (ii) the conformity of any Goods to the Customer’s Order; (iii) the accuracy of any information in any report or statement prepared by Supplier at the request of Client or any Customer; (iv) the collectability of any Accounts; (iv) the timeliness of presentation of documents under, or the conformity of any documents with any requirements for drawings under, Letters of Credit, including Customer Letters of Credit; (v) the timeliness or location of any delivery of Goods, or (vi) the withdrawal by any insurance company of (or refusal to issue) credit insurance. Further, Supplier is not responsible or liable for any failure or delay in providing services or Goods to Client or for any inaccuracy, omission, error or discrepancy or the destruction or loss of any records or documents.

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(b)          Supplier’s sole liability to Client shall be for Supplier’s gross negligence or willful misconduct. To the maximum extent permitted by law, Supplier’s liability hereunder (whether any claim of liability is based on violation of law, breach of contract, negligence, or otherwise) shall in no event exceed the amount actually received by Supplier pursuant to § 4. IN NO EVENT SHALL SUPPLIER BE LIABLE FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUPPLIER IS ADVISED OF THE POSSIBILITY THEREOF.

(c)          Neither Client nor Supplier has any right or power to incur any liability or obligation on behalf of the other except in accordance with the provisions of this Agreement.

§ 17. Sales Taxes, Customs Charges and other Expenses. Client shall promptly pay all sales taxes, withholding taxes, customs charges, duties, tariffs, import charges, levies and any and all other governmental and/or regulatory expenses, charges and taxes of any kind applicable to Supplier’s purchase and/or sale of Goods hereunder. In addition, Client shall also promptly pay, upon submission of bills, invoices or other appropriate documentation thereof, all out-of-pocket costs and expenses incurred by Supplier in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, any amendments hereto or to any Letters of Credit issued pursuant hereto, and any other costs and expenses relating to this Agreement or any related instrument or document, including without limitation Supplier’s attorneys’ fees and disbursements. Client shall pay to Supplier, in the event of any Event of Default or breach by Client, any and all costs and expenses incurred by Supplier in collecting any and all amounts owed to Supplier hereunder and under any other document executed by Client or on behalf of Client and delivered to Supplier and in enforcing its rights hereunder and under any other document executed by Client or on behalf of Client and delivered to Supplier, including without limitation any court costs, attorneys’ fees and disbursements.

§ 18. Term and Termination. The term (the “Term”) of this Agreement shall commence on the date hereof and shall expire on the first anniversary of such date; provided, however, that the Term of this Agreement shall be automatically renewed for additional twelve (12)-month periods unless either party gives the other party at least sixty (60) days’ advance notice in writing of its intent to terminate this Agreement as of the end of such initial or renewal period. The foregoing notwithstanding, (a) any obligations Supplier may have hereunder shall terminate on the earlier of (i) delivery of written notice to that effect by Supplier to Client or (ii) the occurrence of any Event of Default and (b) in the event that Supplier notifies Client in writing after the first anniversary of the date hereof that it does not intend to provide any further Accommodations to Client hereunder, Client may terminate this Agreement at any time thereafter by giving Supplier at least sixty (60) days’ advance notice in writing of its intention to do so. All obligations of Client hereunder will survive any such termination.

§ 19. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership or joint venture or joint enterprise or association between the parties hereto, or to authorize or to empower either party hereto to act on behalf of, obligate or bind the other party hereto.

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§ 20. Notices. Except as otherwise expressly provided herein, any notice or demand required or permitted to be given or made hereunder shall be deemed to have been duly given or made for all purposes if in writing and sent by: (a) messenger or an overnight courier service, or (b) certified or registered mail, postage prepaid, return receipt requested; or (c) sent by telegram, telecopy, telex or similar electronic means; provided, that a written copy thereof is sent on the same day by postage-paid first-class mail. Such notices shall be sent to the addresses and fax numbers provided below or at other addresses and fax numbers as either party may direct from time to time in accordance with this Section.

If to Supplier:

Star Funding, Inc.

237 West 37th Street

New York, New York 10018

Fax No.: (212) 768-9800

Attn: Martin Weingarten, Chief Executive Officer

If to the COMPANY:

[NAME OF BOLDFACE ENTITY]

1309 Pico Boulevard, Suite A

Santa Monica, CA 90405

Fax No.: (310) 421-9274

Attn: Nicole Ostoya

The date of giving or making of any such notice or demand shall be, in the case of clause (a), the date of dispatch; in the case of clause (b), upon posting with the United States Postal Service; and in the case of clause (c), when transmitted.

§ 21. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

§ 22. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

§ 23. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OR CONFLICT OF LAWS PRINCIPLES.

§ 24. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and of the United States District Court for the Southern District of New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in New York County or such District, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by clause (b) of § 20 hereof. CLIENT AND SUPPLIER HEREBY EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT; OR (ii) THE VALIDITY, PROTECTION OR INTERPRETATION HEREOF OR THE COLLECTION OF AMOUNTS OWING HEREUNDER; OR (iii) ENFORCEMENT HEREOF; OR (iv) ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING BETWEEN CLIENT AND SUPPLIER; OR (v) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SUPPLIER AND CLIENT; OR (vi) ANY CONDUCT, ACTS OR OMISSIONS OF CLIENT OR SUPPLIER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SUPPLIER OR CLIENT, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

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§ 25.  Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited valid and enforceable.

§ 26. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

§ 27. Further Assurances. At any time and from time to time, upon the request of Supplier, Client shall, or if appropriate shall cause other persons or entities to, promptly execute, deliver, acknowledge, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as Supplier may reasonably request in order to fully effect the purposes of this Agreement and the other Supplier Documents, consummate the Transactions and defend and preserve the rights and interests of Supplier hereunder and thereunder..

§ 28.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

§ 29.  Assignment. Neither this Agreement, nor any right, interest or obligation hereunder, may be assigned by Client without the prior written consent of Supplier. Any purported assignment by Client without such consent shall be void and without effect. Supplier may, without notice to Client transfer or assign this Agreement or any interest herein. This Agreement shall be binding upon Client and its successors and shall inure to the benefit of Supplier and its successors and assigns.

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§ 30.  Captions. The caption of Sections of this Agreement are for the convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

§ 31.  No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel or has had the opportunity to seek the advise of counsel, in the preparation of this Agreement. Neither party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

§ 32.  Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, duly execute and deliver this Agreement as of the date first written above.

[NAME OF BOLDFACE ENTITY]		Witness:

By:
Nicole Ostoya, Chief Executive Officer

STAR FUNDING, INC.		Witness:

By:	/s/ Martin Weingarten
Martin Weingarten, Chief Executive Officer

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EXHIBIT A

TO

SUPPLY AGREEMENT

Client will provide Supplier with the following information (if applicable):

1.	Certificate of Incorporation of Client.
2.	By-laws of Client.
3.	Good Standing Certificate of Client.
4.	Two years corporate tax returns of Client.
5.	Corporate Financial Statements of Client.
6.	An up-to-date description, in writing, of the current business condition of Client.
7.	Copies of supply and purchase orders and pro-forma invoices.
8.	Letters of credit supporting Customer Orders.
9.	Draft of import/export letter of credit.
10.	Reference list.
11.	Budget and projections for next 2 years.
12.	Detailed calculations for each transaction.
13.	Resume of principals.
14.	Current backlog and details on Customers.
15.	Signed completed application.
16.	Copies of all Customer Orders.
17.	Address of all of Client’s locations and warehouses.
18.	Credit Approval of Insurance Company regarding Customer.
19.	Names, addresses and social security numbers for all individual guarantors.
20.	Name, address, principals, shareholders and Federal ID No(s) for all corporate guarantors.
21.	List of all secured creditors of Client.
22.	List of all pending litigation involving Client, Guarantor, or any of their respective assets.
23.	List of judgments and liens against Client, Guarantor, or any of their respective assets.
24.	Guarantors’ Consents to Credit Investigation.
25.	Triparty Agreements.
26.	Subordination Agreements with each of Client’s creditors (other than trade creditors).
27.	List of all outstanding indebtedness.
28.	Personal financial statements of each Guarantor.

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EXHIBIT B

TO

SUPPLY AGREEMENT

Instrument	Date	Payee	Principal Amount
10% Senior Secured Promissory Note	September 7, 2012	Darien Ellul	$100,000
10% Senior Secured Promissory Note	September 7, 2012	Mark Tompkins	$50,000
10% Senior Secured Promissory Note	September 25, 2012	Solops LLC	$150,000

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Schedule of Omitted Documents in the Form of

Exhibit 10.2, Including Material Detail in

Which Such Documents Differ From Exhibit 10.2

The following documents do not differ in material detail from the form of Exhibit 10.2, except with respect to the name of the BOLDFACE entity which entered into the agreement:

1.   Supply Agreement, dated as of October 17, 2012, entered into by and between Star Funding, Inc. and BOLDFACE Licensing + Branding

2.   Supply Agreement, dated as of October 17, 2012, entered into by and between Star Funding, Inc. and BOLDFACE Group, Inc.

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